Exhibit 99.1

For Immediate Release	Contact:	Oscar Smith
Gene Bertcher
(972) 407-8400

NEW CONCEPT ENERGY
REPORTS 2008 RESULTS

Dallas, Texas (Business Wire) April 16, 2009: New Concept Energy, Inc. (AMEX: GBR), (“the Company” or “NCE”), a Dallas-based oil and gas company, today reported net income for the twelve months ended December 31, 2008 of $15.5 million or $8.92 per share, compared to net income of $62,000 or $0.06 per share for the twelve months ended December 31, 2007. Net loss for the three months ended December 31, 2008 was $150,000 as compared to net income of $544,000 for the three months ended December 31, 2007.

In September 2008, the Company completed the acquisition of certain entities, mineral interests and related assets through its wholly owned subsidiaries Mountaineer State Energy, Inc. and Mountaineer State Operations, LLC. The Company now operates oil and gas wells and mineral leases in Athens and Meigs Counties in Ohio and in Calhoun, Jackson and Roane Counties in West Virginia. The assets acquired included 94 producing gas wells, 121 non-producing wells and related equipment and mineral leases.

In addition to the wells and mineral leases, the acquisition included a complex covering approximately 41 acres of land with 8,000 square feet of office and storage buildings, an adjacent 12 acres site with a 24 stall horse barn, machinery and equipment in excess of the needs of the gas operation and approximately $1.5 million in cash. NCE is evaluating the excess equipment and currently plans on selling any excess land and equipment not needed for current or planned future operations.

Revenues and Operating Expenses: Revenues for 2008 totaled $3.6 million compared to $3.0 million in 2007. The primary reason for the increase is the acquisition of the oil and gas operations in West Virginia and Ohio in September, 2008, which provided $672,000 of net revenue. Revenue for the retirement facility totaled approximately $2.9 million in 2008 as compared to $3.0 million for 2007.

Operating expenses totaled $3.7 million for 2008 compared to $3.0 million for 2007. In 2008, oil and gas operating costs totaled $496,000, and corporate general and administrative expenses increased approximately $200,000, primarily due to the administrative costs of the acquisition.

Interest Income: Interest income increased approximately $670,000 from 2007 to 2008 due to the increase in the interest-bearing loans to affiliates during 2008.

Interest Expense: Interest expense for 2008 increased approximately $197,000 due primarily to the amount of time debt was owed. Interest on the note payable to affiliate in 2007 reflects less than two months of accrued interest, while 2008 interest is for more than four months.

Gain on sale of assets: In 2008 the Company sold its investment in mineral rights in the Fayetteville Shale for a gain of approximately $16.4 million. In 2007, the Company sold a participation in the future cash flow of its retirement community in King City, Oregon and recorded a gain of $750,000.

Other Income: Other income increased from $143,000 in 2007 to $464,000 in 2008. The increase in 2008 is primarily due to cash received from receivables that were previously fully reserved.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Year Ended December 31,
	2008	2007

Revenue
Oil and gas operations, net of royalties	$672	$--
Real estate operations	2,888	2,984
	3,560	2,984
Operating expenses
Oil and gas operations	496	--
Real estate operations	1,243	1,315
Lease expense	962	845
Corporate general and administrative	1,001	796
	3,702	2,956

Operating earnings (loss)	(142)	28
Other income (expense)
Interest income	785	112
Interest expense	(270)	(73)
Gain on sale of assets, net	16,432	750
Other income, net	464	142
	17,411	931

Earnings from continuing operations	17,269	959
Provision for income taxes	(1,774)	(270)

Net income from continuing operations	15,495	689
Discontinued operations (net of income taxes)
Loss from operations	--	(101)
Gain (loss) from sale of assets	--	(526)

Net loss from discontinued operations	--	(627)

Net income applicable to common shares	$15,495	$62

Earnings (loss) per common share – basic
Continuing operations	$8.92	$.70
Discontinued operations	--	(0.64)
Net earnings (loss) per share	$8.92	$0.06

Weighted average common and equivalent shares
outstanding – basic	1,737	987

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,
Assets	2008	2007

Current assets

Cash and cash equivalents	$190	$172
Accounts receivable from oil and gas sales	353	--
Note and interest receivable – related party	10,632	2,200
Other current assets (including $189 from related parties in 2008)	527	8

Total current assets	11,702	2,380

Oil and natural gas properties (full cost accounting method):

Proved developed and undeveloped oil and gas properties	10,688	--
Unproved oil and natural gas properties	--	6,848

Property and equipment, net of depreciation

Land, buildings and equipment - oil and gas operations	1,291	--
Other	149	131

Total property and equipment	1,440	131

Deferred tax asset	--	250

Other assets	228	177

Total Assets	$24,058	$9,786

Certain statements in this media release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this release. New Concept Energy, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ from estimates or projects contained in any forward-looking statements are described under Item 1A. Risk Factors in the Company’s Form 10-K for the fiscal year ended December 31, 2008.